Exhibit 3.1

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PRODUCT SHIPPING LIMITED

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

Product Shipping Limited (the “Corporation”), a corporation organized and existing under the Marshall Islands Business Corporations Act (“BCA”), certifies:

I.             The name of the Corporation is

PRODUCT SHIPPING LIMITED

II.            The date of filing of the Corporation’s Articles of Incorporation with the Registrar of Corporations of the Republic of the Marshall Islands was May 27, 2014.  Articles of Amendment were filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 11, 2014.

III.          Pursuant to Section 93 of the BCA, these Amended and Restated Articles of Incorporation include a restatement and renumbering of Section A as Section FIRST, an amendment and renumbering of Section B as Section SECOND, a restatement and renumbering of Section C as Section THIRD, an amendment and renumbering of Section D as Section FOURTH, an amendment and renumbering of Section E as Section FIFTH, the omission of Sections F, G and H, and an addition of Sections SIXTH, SEVENTH, EIGHTH, NINTH and TENTH.

IV.          These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Sections 88(1) and 93 of the BCA, the Board of Directors of the Corporation having adopted resolutions by unanimous written consent in accordance with Section 55(4) of the BCA setting forth and declaring advisable that these Amended and Restated Articles of Incorporation be adopted in their entirety. In lieu of a meeting and a vote of the shareholders of the Corporation, unanimous written consent to these Amended and Restated Articles of Incorporation has been given by the holders of all of the outstanding stock of the Corporation entitled to vote in accordance with Section 67 of the BCA and such consent has been filed with the minutes of the proceedings of shareholders of the Corporation.

V.            The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

FIRST:                   The name of the Corporation shall be:

PRODUCT SHIPPING LIMITED

SECOND:              The purpose of the Corporation is to engage in any lawful act or activity relating to the business of chartering, rechartering or operating tankers, drybulk carriers or other vessels or any other lawful act or activity customarily conducted in conjunction with shipping, and any other lawful act or activity approved by the Board of Directors of the Corporation (the “Board of Directors”).

THIRD:                 The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc. However, the Board of Directors may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

FOURTH:             The aggregate number of shares of stock that the Corporation is authorized to issue is one billion (1,000,000,000) shares with a par value of one cent (US $0.01), consisting of seven hundred fifty million (750,000,000) shares of common stock with a par value of one cent (US $0.01) (the “Common Stock”) and two hundred fifty million (250,000,000) shares of preferred stock with a par value of one cent (US $0.01) (the “Preferred Stock”).

(a)           Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Preferred Stock are as follows:

The Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of the Preferred Stock, for series of the Preferred Stock. The Board of Directors has authority to fix, by resolution or resolutions, the following provisions of the shares thereof:

(i)            the designation of such series, the number of shares that constitute such series and the stated value thereof if different from the par value thereof;

(ii)           whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights (which may be special voting rights), whether the shares of such series shall have one vote per share or less than or more than one vote per share, whether the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation), whether all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted and the relation which such voting rights shall bear to the voting rights of any other class or any other series of this class;

(iii)          the annual dividend rate (or method of determining such rate), if any, payable on such series, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends as may be declared on the shares of such series by the Board of Directors, a right to receive such dividends, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, the conditions and the dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or any other series of this class;

(iv)          whether dividends on the shares of such series shall be cumulative and, in the case of shares of a series having cumulative dividend rights, the date or dates (or method of determining the date or dates) from which dividends on the shares of such series shall be cumulative;

(v)           whether the shares of such series shall be subject to redemption in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events and, if so, the times, the prices therefor (in cash, securities or other property or a combination thereof) and any other terms and conditions of such redemption;

(vi)          the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, upon payment of the shares of such series;

(vii)         whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof, including the price or prices (in cash, securities or other property or a combination thereof), the period or periods within which and any other terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to the operation of such retirement or sinking find;

(viii)        whether the shares of such series shall be convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or of any other series of this class or any other securities or property of the Corporation or any other entity, and, if so, the price or prices (in cash, securities or other property or a combination thereof) or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(ix)          the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock, any other series of the Preferred Stock or any other class of capital stock;

(x)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any other class of capital stock; and

(xi)          any other powers, preferences or rights, or any qualifications, limitations or restrictions thereof.

Except as otherwise provided by such resolution or resolutions, all shares of the Preferred Stock shall be of equal rank. All shares of any one series of the Preferred Stock shall be identical in all respects to all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Except as otherwise provided by such resolution or resolutions, all shares of the Preferred Stock that are converted, redeemed, repurchased, exchanged or otherwise acquired by the Corporation shall be cancelled and retired and shall not be reissued.

For all purposes, these Amended and Restated Articles of Incorporation shall include each statement of designation (if any) setting forth the terms of a series of the Preferred Stock.

(b)           Options, Warrants and Other Rights. The Board of Directors is expressly authorized, by resolution or resolutions, to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or of any other entity, including any class or series of stock of the Corporation or of any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of Directors and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

(i)            adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any person of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(ii)           restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a person, or invalidating or voiding such options, warrants or other rights held by any such person or transferee; and

(iii)          permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to call, redeem, repurchase, terminate or exchange such options, warrants or other rights.

This paragraph shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

(c)           Preemptive and Similar Rights. Except as otherwise provided in a statement of designation establishing the terms of a series of the Preferred Stock, no holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury stock of the Corporation, or any other share of any class or series of the Corporation’s shares to be issued because of an increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. However, the Board of Directors may issue or dispose of any such unissued or treasury stock, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board of Directors may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

FIFTH:                  The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

SIXTH:                  There shall be a minimum of three (3) directors and a maximum of fifteen (15) directors who shall constitute the Board of Directors.  The number of directors constituting the Board of Directors shall be fixed from time to time by the Board of Directors.

The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, each of which will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  Subject to the preceding sentence, upon the initial creation of the three classes and the creation of any new directorships thereafter, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  The initial term of office of the Class I directors shall expire at the first annual meeting of shareholders following the initial public offering of the Common Stock, the initial term of office of the Class II directors shall expire at the second annual meeting of shareholders following the initial public offering of the Common Stock, and the initial term of office of the Class III directors shall expire at the third annual meeting of shareholders following the initial public offering of the Common Stock, with each such class of directors to hold office until their successors have been duly elected and qualified.  At each annual meeting of shareholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders in the third year following the year of their election and until their successors have been duly elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the Board of Directors or shareholders of the

Corporation shall determine, so as to be consistent with the first sentence of this paragraph, but no decrease in the number of directors may shorten the term of any incumbent director.

No director may be removed except both for cause and with the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by these Amended and Restated Articles of Incorporation to fill or vacancies of directorships that the holders of any class or series of Preferred Stock are entitled to remove, or as otherwise required by law) shall be filled by, and only by, a vote of not less than the majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the annual meeting of shareholders next succeeding his or her appointment at which the term of office of the class of directors of the director which such director replaced or, in the case of a newly created directorship, to which such director was assigned expires and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Notwithstanding the foregoing, in the event that the holders of any class or series of the Preferred Stock shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number otherwise fixed pursuant to resolution of the Board of Directors, but in no event shall the combined number of directors be greater than the maximum number of directors permitted by these Amended and Restated Articles of Incorporation.  Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of shareholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article SIXTH.

No director or officer of the Corporation shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as appropriate, except, if required by the BCA, as then in effect; provided, however, that this paragraph shall not eliminate or limit the liability of a director or officer: (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director or officer derived an improper personal benefit.

SEVENTH:           (a)  The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time that such person became an Interested Shareholder, unless:

(1)           prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

(2)           upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the Interested Shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(3)           at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock that is not owned by the Interested Shareholder;

(4)           the shareholder was or became an Interested Shareholder prior to the consummation of the initial public offering of the Corporation’s Common Stock under the United States Securities Act of 1933, as amended.

(b)           The restrictions contained in this section shall not apply if:

(1)           A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)           The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the next succeeding sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of the Directors then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)            a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(ii)           a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or

(iii)          a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation.

The Corporation shall give not less than twenty (20) days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of section (b)(2) of this Article SEVENTH.

(c)           For the purpose of this Article SEVENTH only, the term:

(1)           “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)           “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)           “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)            Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and a result of such merger or consolidation paragraph (a) of this Section SEVENTH is not applicable to the surviving entity;

(ii)           Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(iii)          Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder or any affiliate or associate of the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with or into a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company incorporated under the BCA of which, as a result of the merger, the Corporation or its successor is a direct or indirect wholly-owned subsidiary incorporated or organized as a limited liability company under the laws of the Republic of the Marshall Islands and shareholders of the corporation do not recognize gain or loss for United States federal income tax or Marshall Islands income tax purposes as determined by the Board of Directors and, provided that, immediately following the effective time of the merger, the (x) directors of the Corporation immediately prior to the merger are the directors of the holding company, (y) the articles of incorporation and bylaws of the holding company contain provisions identical to the articles of incorporation and bylaws of the Corporation immediately prior to the effective time of the merger and (z) the organizational documents of the surviving entity are identical to the articles of incorporation of the Corporation immediately prior to the effective time of the merger (other than, in the case of clauses (y) and (z), provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the articles of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective and, in the case of clause (z), references to members rather than shareholders, references to interests, units or the like rather than stock or shares, references to managers, managing members or other members of the governing body rather than directors), provided, however, that the organizational documents of the surviving entity shall contain provisions requiring that any act or transaction by or involving the surviving entity, other than the election or removal of directors or managers, managing members or other members of the governing body of the surviving entity, that requires for its adoption under the BCA (assuming such requirements were applicable to any surviving entity that is not a corporation) or its organizational documents the approval of the shareholders or members of the surviving entity shall, in addition, require the approval by the shareholders of the holding company (or any successor by merger) by the same vote as is required by the BCA and/or the organizational documents of the surviving entity; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Corporation or of the voting stock of the Corporation;

(iv)          Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, of the Corporation or shares of any such subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)           Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(4)           “Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)           “Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder, and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)           “Person” means any individual, corporation, limited liability company, partnership, unincorporated association or other entity.

(7)           “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.  Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(8)           “Owner” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)                 Beneficially owns such shares, directly or indirectly; or

(ii)                Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)               Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d)           Any amendment of this Article SEVENTH shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e)           Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article SEVENTH.

EIGHTH:                                          If a meeting of shareholders is adjourned for lack of quorum on two successive occasions, at the next and any subsequent adjournment of the meeting there must be present either in person or by proxy shareholders of record holding at least forty-percent (40%) of the issued and outstanding stock and entitled to vote at such meeting in order to constitute a quorum.

NINTH:                                                   The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

TENTH:                                                 In furtherance and not in limitation of the powers conferred by the BCA, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

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IN WITNESS WHEREOF, Product Shipping Limited has caused these Amended and Restated Articles of Incorporation to be signed as of the      day of          2014, by its Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Amended and Restated Articles of Incorporation are the act and deed of the Corporation and that the facts stated herein are true.

PRODUCT SHIPPING LIMITED

By:
Name: Stamatis Molaris
Title: Chief Executive Officer